Exhibit 99.1

For Release: Immediate	NEWS	Contact: D. Jeffry Benoliel Vice President, Secretary and General Counsel 610-832-7850

Quaker Chemical Appoints Mark A. Featherstone

as Vice President, Chief Financial Officer and Treasurer

April 3, 2007

CONSHOHOCKEN, PA — Ronald J. Naples, Chairman and Chief Executive Officer of Quaker Chemical Corporation (NYSE: KWR), today announced that Mark A. Featherstone, currently Vice President and Global Controller, has been promoted to Vice President, Chief Financial Officer and Treasurer, effective April 9.

Mr. Featherstone joined Quaker Chemical in 2001 as Global Controller, and in 2005 was promoted to Vice President and Global Controller. Prior to Quaker, he held a variety of financial management positions with large, multi-national corporations including Coty Inc. and Scott Paper Company, after starting his career at the public accounting firm of Arthur Andersen & Co. Mr. Featherstone is a Certified Public Accountant with an MBA from Drexel University and an undergraduate degree from Penn State University.

Commenting on Mr. Featherstone’s appointment, Mr. Naples stated, “I am pleased that Mark has accepted this position. In his tenure with Quaker, he has been involved in a broad range of financial activities including controllership, treasury and tax, and is very knowledgeable about the full scope of our global operations. I am confident that his awareness of our business, customers, and shareholder expectations will assure a smooth transition.”

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services and technical expertise to a wide range of industries—including steel, automotive, mining, aerospace, tube and pipe, coatings, and construction materials. Our products, technical solutions and chemical management services enhance our customers’ processes, improve their product quality, and lower their costs. Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.